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                                EXHIBIT 99

[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

NEWS RELEASE

Date:              Release:                     THE NASDAQ STOCK MARKET(SM)
October 16, 1997   For Immediate Release                 NASDAQ(R)
                                                       Symbol:  NCBE
Contact:
John Lippert, Chairman and CEO  (812) 464-9601


NATIONAL CITY BANCSHARES, INC. REPORTS RECORD THIRD QUARTER EARNINGS, UP 15% FOR QUARTER, 17% FOR NINE MONTHS ON A PER SHARE BASIS

     EVANSVILLE, INDIANA -- National City Bancshares, Inc. (NCBE), a multi-bank holding company headquartered in Evansville, Indiana, concluded the quarter with its highest third quarter earnings, the completion of their eighteenth bank acquisition, and the announcement of two affiliate branch acquisitions. This follows the completion of the company's most profitable first and second quarters in its twelve-year history.

     NCBE, with total assets of $1,177,493,000, reported third quarter net income of $4,425,000, or $.46 per share, compared to $3,813,000, or $.40 per share, for the three months ended September 30, 1997 and 1996, respectively. This is an increase of $612,000, or 16.05%. Nine-month earnings were equally impressive with net income per share increasing to $1.40, compared to $1.20 for the same period in 1996.

     Two important benchmark measurements increased during the second quarter. Return on average assets (ROA) was 1.59% for year-to-date, up from 1.55% for the same period in 1996. Return on average equity (ROE) also improved to 14.99% for year-to-date, compared to 13.25% for the same period last year.

     Loans increased to $819 million from $729 million, or 12.35%, during the past twelve months. Deposits increased to $879 million from $824 million, or 6.67%, from one year ago.

     During the third quarter, NCBE announced the completion of the acquisition of Bridgeport Bancorp, Inc., a one-bank holding company for the First National Bank of Bridgeport, Illinois. The acquisition, which was completed on July 31, 1997, increased assets by $41 million.

     Two subsidiary banks of NCBE announced branch acquisitions during the quarter. The National City Bank of Evansville completed the purchase of First Federal Savings Bank's Mount Vernon banking center. National City Bank serves Evansville, Newburgh, Fort Branch, Princeton, and Mount Vernon, Indiana, with 11 full-service banking centers. First Kentucky Bank reached an agreement with Republic Bank and Trust Company to purchase the ownership of their Mayfield, Kentucky, banking center and its deposits of approximately $65 million. Pending regulatory approval, the completion of this acquisition is expected during the fourth quarter of this year.


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     NCBE serves the tri-state with ten commercial banks and one savings bank in twenty-eight communities and thirty-six locations. National City Bancshares, Inc. is the parent company of The National City Bank of Evansville, Indiana; The Peoples National Bank of Grayville, Illinois; First Kentucky Bank, Sturgis, Kentucky; Lincolnland Bank, Dale, Indiana; Alliance Bank, Vincennes, Indiana; The Bank of Mitchell, Indiana; Pike County Bank, Petersburg, Indiana; White County Bank, Carmi, Illinois; The First National Bank of Wayne City, Illinois; First Federal Savings Bank of Leitchfield, Kentucky; First National Bank of Bridgeport, Indiana; and NCBE Leasing Corp., Evansville, Indiana. NCBE announced in June its intent to acquire Fourth First Bancorp, a one-bank holding company for the First Bank of Huntingburg, Indiana. First Bank has two offices in Huntingburg and one office in Ferdinand, Indiana.


              (See the reverse side for financial highlights)
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                                  [NCBE logo]


                        NATIONAL CITY BANCSHARES, INC.
                             FINANCIAL HIGHLIGHTS


(Dollar Amounts Other Than Share Data in Thousands)

                                 Three Months Ended       Nine Months Ended
                                    September 30             September 30
                                  1997      1996 (1)       1997      1996 (1)
                               ----------  ----------   ----------  ----------

PER SHARE:

 Net Income - Primary
  and Fully Diluted                 $0.46       $0.40        $1.40       $1.20
 Dividends Declared (2)              0.16        0.15         0.48        0.42
 Book Value                         13.04       12.32        13.04       12.32
 Closing Stock Price                42.50       26.67        42.50       26.67


FOR THE PERIOD:

 Net Interest Income              $12,032     $11,213      $35,207     $32,691
 Provision for Loan Losses            641         280        1,145         801
 Noninterest Income                 2,458       2,082        7,192       5,742
 Noninterest Expense                7,550       7,299       22,127      20,147
 Net Income                         4,425       3,813       13,375      11,552
 Dividends Declared (2)             1,522       1,447        4,505       4,042


END OF PERIOD BALANCES:

 Total Assets                  $1,177,493  $1,068,711   $1,177,493  $1,068,711
 Total Loans                      819,491     728,888      819,491     728,888
 Allowance for Loan Losses          6,995       5,527        6,995       5,527
 Deposits                         878,517     823,827      878,517     823,827
 Shareholders' Equity             124,016     117,034      124,016     117,034


AVERAGES:

 Total Assets                  $1,160,221  $1,011,247   $1,122,916    $995,139
 Loans, Net                       795,904     706,973      760,990     682,201
 Deposits                         880,458     800,053      860,390     790,130
 Shareholders' Equity             121,039     116,028      119,269     116,432


WEIGHTED AVERAGE SHARES
 OUTSTANDING:

 Primary                        9,603,165   9,512,031    9,526,749   9,601,860
 Fully Diluted                  9,606,389   9,512,031    9,535,520   9,601,860

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SELECTED RATIOS:

 Return on Average Assets            1.51%       1.50%        1.59%       1.55%
 Return on Average Equity           14.51       13.08        14.99       13.25
 Net Interest Margin                 4.82        4.92         4.89        4.91
 Tangible Equity to
  Tangible Assets                    9.75       10.27         9.75       10.27
 Equity Capital to Total Assets     10.53       10.95        10.53       10.95
 Allowance for loan losses as
  a percent of underperforming
  loans (3)                        155.49      120.83       155.49      120.83
 Ratio of Market-to-Book Value     325.92      216.48       325.92      216.48
 Price Earnings Multiple            23.10       16.67        22.77       16.67
 Cash Dividend Yield                 1.51        2.25         1.51        2.10



(1) The per share and weighted average shares outstanding has been restated to reflect a 5% stock dividend paid in December 1996.
(2)  As paid by National City Bancshares, Inc.
(3) Underperforming loans consist of nonaccrual loans, restructured loans, and loans 90 days past due.


                             Nasdaq Symbol:  NCBE


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